Exhibit 4.2

AMENDMENT NO. 1

and

WAIVER NO. 1

to

CREDIT AGREEMENT

AMENDMENT NO. 1 and WAIVER NO. 1 (this “Amendment”), dated as of March 26, 2002, to the Credit Agreement, dated as of November 5, 2001, by and between META GROUP, INC., a Delaware corporation (the “Borrower”) and THE BANK OF NEW YORK (the “Bank”) (as amended, the “Credit Agreement”).

RECITALS

A.            Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings therein defined.

B.            The Borrower has requested that the Bank (i) waive violations of certain covenants which have occurred prior to the date hereof, and (ii) amend certain financial covenants for the fiscal year of the Borrower ending on December 31, 2002, and, subject to the terms and conditions set forth herein, the Bank is willing to agree to the foregoing.

In consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, it is agreed as follows:

I.              Amendments

1.             Section 1.1 of the Credit Agreement is amended to add the following new definition thereto:

“Quarterly Net Income”:  For each fiscal quarter of the Borrower, the net income of the Borrower and its Subsidiaries for such fiscal quarter determined on a consolidated basis in accordance with GAAP as of the end of such fiscal quarter.

2.             Section 4.1 of the Credit Agreement is amended and restated in its entirety, as follows:

4.1.                              Subsidiaries; Capitalization.

As of the Effective Date, the only Subsidiaries of the Borrower are those listed on Schedule 4.1, and the authorized, issued and outstanding

Capital Stock of the Borrower and each such Subsidiary is as set forth on Schedule 4.1.  As of the Effective Date, except as set forth on Schedule 4.1, (i) the shares of, or partnership or other interests in, each Subsidiary of the Borrower are owned beneficially and of record by the Borrower or another Subsidiary of the Borrower, are free and clear of all Liens, and are duly authorized, validly issued, fully paid and nonassessable, (ii) except as set forth on Schedule 4.1, none of its Subsidiaries has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof, (iii) there are no agreements, voting trusts or understandings binding upon the Borrower or any of its Subsidiaries with respect to the voting securities of the Borrower or any of its Subsidiaries or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

3.             Section 7.11 of the Credit Agreement is amended and restated in its entirety, as follows:

7.11.        Financial Covenants

(a)           Leverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter ending during the periods set forth below, a Leverage Ratio of not more than the ratios set forth below:

Period	Ratio
March 31, 2002	1.50:1.00

June 30, 2002	1.50:1.00

September 30, 2002	1.00:1.00

December 31, 2002 and each fiscal quarter end thereafter	1.00:1.00

(b)           Fixed Charge Coverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter ending during the periods set forth below, a Fixed Charge Coverage Ratio of not less than the ratios set forth below:

Period	Ratio
March 31, 2002	1.50:1.00

June 30, 2002	1.50:1.00

September 30, 2002	1.50:1.00

December 31, 2002 and each fiscal quarter end thereafter	1.50:1.00

(c)           Minimum EBITDA.  EBITDA for each four fiscal quarter period of the Borrower ending during the periods set forth below shall not be less than the amounts set forth below:

Period	Amount
March 31, 2002	$6,000,000

June 30, 2002	$8,065,000

September 30, 2002	$10,657,000

December 31, 2002 and each fiscal quarter end thereafter	$13,000,000

(d)           Minimum Quarterly Net Income.  Quarterly Net Income for each fiscal quarter period of the Borrower ending during the periods set forth below shall not be less than the amounts set forth below:

Period	Amount
March 31, 2002	$(1,500,000)

June 30, 2002	$1,000,000

September 30, 2002	$1,400,000

December 31, 2002 and each fiscal quarter end thereafter	$1,500,000

II.            Waivers

1.             Compliance with the provisions of Section 7.11(a) of the Credit Agreement is irrevocably waived with respect to the fiscal quarter ended on December 31, 2001.

2.             Compliance with the provisions of Section 7.11(b) of the Credit Agreement is irrevocably waived with respect to the fiscal quarter ended on December 31, 2001.

III.           Miscellaneous

1.             (a) The waiver provisions contained in Part II of this Amendment shall be deemed effective as of December 31, 2001, and (b) the remaining provisions of this Amendment shall be deemed effective as of the date of this Amendment, in each case upon receipt by the Bank of (i) counterparts of this Amendment, duly executed by the Borrower, (ii) payment by the Borrower of a $25,000 fee to the Bank, and (iii) payment of all of the Bank’s expenses (including the reasonable fees and disbursements of Special Counsel) in connection herewith.

2.             In order to induce the Bank to execute this Amendment, the Borrower hereby (i) certifies that, immediately after giving effect to this Amendment, all representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date hereof, and that, except for the events that are waived herein, no Default or Event of Default exists under the Credit Agreement, (ii) reaffirms and admits the validity and enforceability of the Loan Documents and its obligations thereunder, and (iii) agrees and admits that it has no valid defenses to or offsets against any of its obligations under the Loan Documents as of the date hereof.

3.             In all other respects, the Credit Agreement and the other Loan Documents shall remain in full force and effect, and no waiver contained herein with respect to any certain time period or any certain Section of the Credit Agreement shall be deemed to be a waiver with respect to any other time period or any other Section of the Credit Agreement.

4.             This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart containing the signature of the party to be charged.

5.             This Amendment is being delivered in and is intended to be performed in the State of New York and shall be construed and is enforceable in accordance with, and shall be governed by, the internal laws of the State of New York without regard to principles of conflict of laws.

6.             This Amendment shall be subject to such conditions and limitations as are specified herein, and the rights of the parties under the Credit Agreement and the other Loan Documents shall be otherwise unaffected.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

META GROUP, INC.

By:	/s/ John A. Piontkowski
Name:	John A. Piontkowski
Title:	Chief Financial Officer

THE BANK OF NEW YORK

By:	/s/ Mark J. Sicinski
Mark J. Sicinski,
Vice President

Schedule 4.1

1.                                       MG (Bermuda) Ltd.

2.                                       META Group Australia Holdings PTY. Limited

3.                                       Cenntinum PTE LTD.

4.                                       1422722 Ontario Inc.

5.                                       Meta Group AG

6.                                       Meta Group France S.A.

Authorized, issued and outstanding Capital Stock
of the Borrower and each such Subsidiary

Borrower/Subsdiary	Issued and outstanding Capital Stock
MG (Bermuda) Ltd.
META Group Australia Holdings PTY, Limited
Cenntinum PTE LTD.
1422722 Ontario Inc.
Meta Group AG
Meta Group France S.A.

Description of securities convertible into, or options or warrants for, any common or preferred equity securities of its Subsidiaries:

45,742 Stock Options in Meta Group AG.